Exhibit 10(h)

SUMMARY DESCRIPTION OF TRUSTEES’ COMPENSATION

The compensation paid to each Individual Trustee and the Corporate Trustee is set forth in the Amendment to the Agreement of Trust dated as of October 25, 1982 (the “Amendment”).  The Amendment is filed as Exhibit 3(a) to the Form 10-K.

Pursuant to the Amendment, each Individual Trustee receives at least $20,000 in annual compensation for services as Trustee.  Each year, annual Trustee compensation is adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the “1981 Escalation Level”) in the All Commodities Producer Price Index (with 1967 = 100 as a base).  The All Commodities Producer Price Index is published by the U.S. Department of Labor.  The adjustment is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year, and (b) the 1981 Escalation Level.  Each of the Individual Trustees received $40,918 in cash compensation for services to the Trust during the fiscal year ended January 31, 2012.

Also pursuant to the Amendment, Deutsche Bank Trust Company Americas, as the Corporate Trustee, receives annual compensation in an amount equal to the greater of (i) $20,000, or such other amount determined in accordance with the adjustments described in the preceding paragraph, or (ii) one quarter of one percent (1/4 of 1%) of the Trust Moneys, exclusive of proceeds of sale of any part of the Trust Estate (as such terms are defined in the Agreement of Trust), received by the Trustees and distributed to Trust Unitholders.  The Corporate Trustee earned $79,376 pursuant to this provision for the fiscal year ended January 31, 2012.

Additionally, each year the Corporate Trustee receives $62,500 (or more, if unanimously approved by the Individual Trustees) to cover clerical and administrative services to Mesabi Trust other than services customarily performed by a registrar or transfer agent.  In fiscal 2012, the Trust paid the Corporate Trustee $62,500 to cover clerical and administrative services to Mesabi Trust and $6,650 for services as registrar and transfer agent.  The Corporate Trustee earned $148,526 in total compensation for the fiscal year ended January 31, 2012.